Exhibit 4.3

WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Warrant Certificate No.: [_________]

Original Issue Date: [_____________]

FOR VALUE RECEIVED, COREWEAVE, INC. a Delaware corporation (the “Company”), hereby certifies that [__________], a [_____________], or its registered assigns (the “Holder”) is entitled to purchase from the Company [___________] duly authorized, validly issued, fully paid, and nonassessable shares of Common Stock at a purchase price per share equal to the Exercise Price, all subject to the terms, conditions, and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant has been issued pursuant to the terms of the Note Purchase Agreement, dated as of October 17, 2022 (the “Purchase Agreement”), among the Company and the lenders party thereto. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday, or legal holiday, on which banking institutions in the city of New York, NY are authorized or obligated by law or executive order to close.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged, or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Company Agreements” means (a) that certain Voting Agreement dated as of February 25, 2019 by and among the Company, the investors party thereto and the stockholders party thereto, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of September 25, 2019 by and among the Company, the investors party thereto and the stockholders party thereto (the “ROFR Agreement”) and (c) that certain Amended and Restated Investors’ Rights Agreement dated as of September 25, 2019 by and among the Company and the investors party thereto, as each may be amended, restated or otherwise modified in accordance with its respective terms.

“Convertible Notes” means promissory notes or other similar instruments or rights convertible into or exchangeable or exercisable a class and/or series of capital stock issued by the Company following the date hereof and prior to an IPO, SPAC Transaction or listing on a national securities exchange for cash for financing purposes, that, as of the applicable date of determination, have an ascertainable conversion price per share of capital stock that can be calculated as a fixed number on such date (i.e., without reference to the valuation in a future financing or liquidity event).

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Equity Financing” means any offering and sale (other than, for the avoidance of doubt, a SPAC Transaction financing) by the Company, in one transaction or a series of transactions, following the date hereof and prior to an IPO, SPAC Transaction or listing on a national securities exchange, of (i) shares of capital stock of the Company to one or more investors (A) for cash for financing purposes or (B) upon the conversion of Future Bridge Notes and/or (ii) Convertible Notes of the Company to one or more investors for cash for financing purposes.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York, NY time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Agreement” has the meaning set forth in Section 3(a)(i).

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” means the purchase price per Warrant Share as of the Exercise Date equal to the lower of (subject to adjustment as provided herein): (a) if, prior to an IPO or SPAC Transaction, the Company completes a Qualified Equity Financing, the purchase price or deemed purchase price per share of Common Stock in the Qualified Equity Financing; or (b) the purchase price determined based on a valuation of the Company of (i) $1,500,000,000, if the principal amount of the Notes is repaid in full within one hundred twenty (120) days after the Original Issue Date, (ii) $1,300,000,000, if the principal amount of the Notes is repaid in full within one hundred twenty-one (121) to two hundred forty (240) days after the Original Issue Date, (iii) $1,100,000,000, if the principal amount of the Notes is repaid in full within two hundred forty-one (241) to three hundred sixty (360) days after the Original Issue Date or (iv) $1,000,000,000, if the principal amount of the Notes is repaid in full three hundred sixty-one (361) or more days after the Original Issue Date.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder; provided, that if the Board and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed thirty (30) days from the Company’s receipt of the Exercise Agreement), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Holder.

“Future Bridge Notes” means promissory notes or other similar instruments or rights (including, for example, any “simple agreement for future equity”) convertible into or exchangeable or exercisable for a class and/or series of capital stock issued by the Company following the date hereof and prior to an IPO, SPAC Transaction or listing on a national securities exchange for cash for financing purposes, in each case that do not qualify as Convertible Notes.

“Holder” has the meaning set forth in the preamble.

“IPO” means the first firm commitment underwritten public offering by the Company of Common Stock occurring after the Original Issue Date.

“Notes” means those certain Senior Secured Notes due 2025 to be issued by the Company pursuant to that certain Note Issuance Agreement dated October 17, 2022 among the Company, U.S. Bank National Association, as the collateral agent, and Magnetar Financial LLC, as representative.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means [____________], the date on which the Warrant was issued by the Company pursuant to the Purchase Agreement.

“Nasdaq” means The NASDAQ Stock Market LLC.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Purchase Agreement” has the meaning set forth in the preamble.

“ROFR Agreement” has the meaning given to such term in the definition of “Company Agreements”.

“Qualified Equity Financing” means any “Equity Financing” from which the Company receives gross proceeds of not less than $25,000,000, inclusive of any gross proceeds previously received by the Company in respect of Future Bridge Notes that convert in connection with such Equity Financing, following the date hereof.

“SPAC Transaction” means the acquisition, merger or other business combination between the Company or an affiliate thereof (but, for purposes of this definition, “affiliate” shall exclude any stockholder of the Company and their respective affiliates, but shall include any direct or indirect parent company of the Company that may be formed from time to time) and a special purpose acquisition company that, immediately prior to the consummation of such transaction, (a) has no material assets (other than proceeds from its initial public offering, the private placement of securities in connection therewith and working capital loans made by such company’s sponsor, management team or their respective affiliates), (b) has no material liabilities or obligations (other than ordinary course payables to vendors, professionals, consultants and other advisors, deferred underwriting fees incurred in connection with its initial public offering and otherwise to the extent arising from the rights of the company’s public stockholders to redeem their shares and receive liquidating distributions under specified circumstances), and (c) the assets of which are subject to no material security interests or liens (such a special purpose acquisition company or any successor issuer thereto established pursuant to a holding company reorganization, a “SPAC”); provided, that such acquisition, merger or other business combination will only constitute a SPAC Transaction if: (i) as a result of such acquisition, merger or other business combination the Company or such affiliate (1) merges with and into the SPAC, (2) becomes a wholly-owned subsidiary of the SPAC or (3) becomes an affiliate of the SPAC, (ii) the common equity of the SPAC (1) is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and (2) is listed on a national securities exchange, and (iii) the SPAC is a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands or any country or state which is a member of the Organization for Economic Cooperation and Development.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2. Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time after the date hereof and prior to 5:00 p.m., New York, NY time, on [_____________] or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

3. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time at the option of Holder on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft, or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b)(i) or Section 3(b)(ii).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made by the following methods:

(i) at the option of the Holder as expressed in the Exercise Agreement: by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price; or

(ii) at the option of the Holder as expressed in the Exercise Agreement: Holder will instruct the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant that have an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

In the event of any withholding of Warrant Shares pursuant to Section 3(b)(ii) where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.

(c) Delivery of Stock Certificates. Upon receipt by the Company of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) and Section 3(b) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 7 below, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d) Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f) Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, covenants, and agrees:

(i) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii) All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid, and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens, and charges.

(iii) The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv) The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

(v) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(g) Conditional Exercise. Notwithstanding any other provision hereof to the contrary, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

4. Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a) Adjustment to Exercise Price and Number of Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Adjustment to Exercise Price and Number of Warrant Shares Upon Reorganization, Reclassification, Consolidation, or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up, or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or similar transactions. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities, or assets then issuable upon exercise of the Warrant.

(d) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5. Company Agreements

(a) ROFR and Co-Sale. The Company hereby agrees that, in the event a Key Holder (as defined in the ROFR Agreement) delivers a Proposed Transfer Notice (as defined in the ROFR Agreement), then the Company shall promptly notify the Holder of the receipt of such Proposed Transfer Notice. Further, if the Company is required to deliver a Secondary Notice (as defined in the ROFR Agreement), the Company shall also deliver a true, complete and correct copy of such Secondary Notice to the Holder at substantially the same time (and, in any event, no later than one day after the delivery date) that the Company delivers such Secondary Notice to the Investors (as defined in the

ROFR Agreement). At the request of the Holder, the Company shall use best efforts to cause the Holder to obtain all benefits afforded to the Investors in connection with such proposed transfer of Transfer Stock (as defined in the ROFR Agreement), including without limitation, the rights afforded to the Investors in Sections 2.1 and 2.2 of the ROFR Agreement.

(b) Joinder. Upon exercise of this Warrant, the Holder shall execute and deliver to the Company a counterpart, joinder or adoption agreement, to the extent the Company may request, to each of the Company Agreements, in a form reasonably satisfactory to the Company; provided, that the Holder shall not thereby become a party to each such agreement until any approvals required pursuant to each such agreement are obtained. At the request of the Holder, the Company shall use best efforts to obtain all such approvals promptly.

6. Dividends. The Holder shall participate in any dividends or distributions declared or paid by the Company in respect of the Common Stock (a “Participating Dividend”), as if the Holder had exercised this Warrant in full immediately prior to the applicable record date for such Participating Dividend. For the avoidance of doubt, (a) the Holder shall be entitled to such Participating Dividend without actually exercising this Warrant and (ii) the Holder shall not be entitled, as a result of this Section 6, to participate in any dividend that accrues at a stated rate of return specified in any series or class of preferred stock of the Company. The Company shall make payment of any Participating Dividend to the Holder at the close of business on a special record date for the payment of such Participating Dividend, which shall be fixed in the following manner. The Company shall fix a special record date for the payment of such Participating Dividend which shall be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the date of the proposed payment of such Participating Dividend. The Company shall deliver notice of the proposed payment of such Participating Dividend and the special record date therefor to the Holder not less than ten (10) calendar days prior to such special record date. Notice of the proposed payment of such Participating Dividend and the special record date therefor having been so delivered, such Participating Dividend shall be paid to the Holder at the close of business on such special record date.

7. Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and receipt of the prior written consent of the Company, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

8. Holder Not Deemed a Stockholder; Limitations on Liability. Except as otherwise specifically provided herein, including, without limitation, in Section 6 hereof, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give, or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

9. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated, or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

10. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

11. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination, or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12. Rights to Future Issuances of Certain Equity.

(a) Subject to the terms and conditions of this Section 12 and applicable securities laws, if the Company or any other member of the Company Group (for purposes of this Section 12, the “Issuer”) proposes to issue or sell any shares of its Capital Stock (such shares of Capital Stock, the “Offered Shares”), Holder shall have the right to purchase a portion of the Offered Shares on the terms and subject to the conditions set forth in this Section 12.

(b) The Company shall, or if applicable shall cause the Issuer to, give written notice (the “Equity Offer Notice”) to Holder, stating (i) the Issuer’s bona fide intention to offer such Offered Shares, (ii) the aggregate total of such Offered Shares to be so offered or sold, (iii) the amount of such Offered Shares to be offered to Holder, which shall be not less than Holder’s Rights Percentage (defined below) of such Offered Shares, (iv) the price and terms upon which the Issuer proposes to offer such Offered Shares and (v) the anticipated closing date of the issuance of the Offered Shares, which date shall be not less than twenty (20) days after the date of receipt of the Equity Offer Notice. The Equity Offer Notice may otherwise take the form of a term sheet for the Offered Shares delivered to Holder indicating that it is an Equity Offer Notice for Offered Shares under this Agreement (provided that the Equity Offer Notice shall supply any information that is required by clauses (i), (ii), (iii), (iv) or (v) of this Section 12(b) to the extent that such required information is lacking in the applicable term sheet).

(c) By notification to the Company within fifteen (15) days after the Equity Offer Notice is received (the “Election Period”), Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Equity Offer Notice, all or a portion of the Offered Shares (up to a maximum amount equal to Holder’s Rights Percentage of such Offered Shares). In the event Holder wishes to exercise its rights pursuant to this Section 12, its notification to the Company shall state the maximum dollar amount of Offered Shares that it wishes to purchase (the “Maximum Dollar Amount”), which may equal or may be less than the product of (i) its Rights Percentage of the Offered Shares multiplied by (ii) the price per Offered Share. In the event that such election is not made by Holder within the Election Period, Holder’s rights to participate in the transaction described in such Equity Offer Notice will terminate. If Holder timely delivers such a notice, Holder will be deemed to have irrevocably committed to purchase the lesser of (A) the portion of the Offered Shares that such Rights Holder has elected to purchase and (B) the number of Offered Shares that have an aggregate purchase price equal to the Maximum Dollar Amount. As used in this Section 12, the term “Rights Percentage” means a fraction (expressed as a percentage), (1) the numerator of which equals the number of Warrant Shares then issuable upon exercise of this Warrant and (2) the denominator of which equals the total number of shares of Common Stock then-issued and outstanding on a fully diluted basis.

(d) If all of the Offered Shares are not fully subscribed for by the Holders pursuant to the foregoing, the Issuer shall have the right to issue, sell or otherwise transfer, pledge or dispose of the unsubscribed-for portion of the Offered Shares at any time during the one hundred twenty (120) day period immediately following the termination of the Election Period, but only on terms and conditions that are materially consistent with, and not more favorable in any material respect to the proposed purchaser(s) than, those set forth in the Equity Offer Notice.

(e) The failure of Holder to exercise its rights hereunder with respect to an issuance of Offered Shares on any one occasion shall not constitute a waiver of any other rights or of the right to receive written notice of and participate in any other issuance of Offered Shares.

(f) For the avoidance of doubt, Holder’s right to purchase up to its Rights Percentage of the Offered Shares pursuant to this Section 12 applies equally to each “series,” “class” or “tranche” (or similar designation) of Offered Shares to be issued, sold or otherwise transferred, pledged or disposed of (i.e., if more than one type of Offered Shares is to be issued, sold or otherwise transferred, pledged or disposed of, Holder has the right to purchase up to its Rights Percentage of each type of Offered Shares).

(g) This Section 12 shall automatically terminate upon the earlier of (i) exercise of this Warrant in full or (ii) the day after the last day of the Exercise Period.

(h) This Section 12 shall not apply to the Contemplated Equity Private Placement, Common Stock issued to directors, officers, employees, consultants or advisors pursuant to any bona fide equity compensation plan or similar arrangement, Common Stock issued upon conversion, exchange, redemption or any other transaction not for the purpose of raising capital, Common Stock issued in an underwritten public offering which is not available due to underwriter cutbacks or Common Stock issued to a Strategic Partner in connection with a strategic or joint venture agreement with the Company or its Subsidiaries.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Company:	CoreWeave, Inc.

with a copy to:	McGrath North Mullin & Kratz, PC LLO

If to the Holder:	Magnetar Financial LLC

with a copy to:	Willkie Farr & Gallagher LLP

14. Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

16. Entire Agreement. This Warrant, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control.

17. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

18. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Warrant.

19. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

21. Severability. If any term or provision of this Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

22. Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

23. Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

24. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

25. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

26. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

27. No Impairment. Without limiting the generality of the Company’s other obligations hereunder and without prejudice to Holder’s other rights hereunder (including, without limitation, Section 4 hereof), the Company shall not, by amendment of its certificate of incorporation, bylaws, shareholders agreement or other organizational or governance documents, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Warrant, but shall at all times in good faith assist in the carrying out of all of the provisions of this Warrant in accordance with their terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of Holder hereunder against impairment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

COREWEAVE, INC.

By:
Name:
Title:

Accepted and agreed,

[HOLDER NAME]

By:
Name:
Title:

Exhibit A

Notice of Exercise

To: COREWEAVE, INC.

(1) The undersigned hereby elects to purchase [ ] Warrant Shares of the Company pursuant to the terms of the attached Warrant and tenders herewith payment of the Aggregate Exercise Price in full.

(2) Payment shall take the form of (check all applicable boxes):

[ ] certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company; or

[ ] cashless exercise pursuant to the cashless exercise procedure in Section 3(b)(ii).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

[The Warrant Shares shall be delivered to the following DWAC Account Number:]

[NAME OF HOLDER]

Signature of Authorized Signatory of Holder

Name of Authorized Signatory

Title of Authorized Signatory

Date of Execution:

Exhibit B

Assignment and Assumption

Reference is made to that certain Warrant, dated as of [ ], represented by Warrant Certificate No. [ ] (the “Warrant”), issued by CoreWeave Inc., a Delaware corporation (the “Company”) to [ ] (the “Assignor”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Warrant.

FOR VALUE RECEIVED, the Assignor hereby sells, assigns and transfers that portion of Assignor’s rights under the Warrant and the number of Warrant Shares issuable pursuant thereto to the Assignee as follows:

Name of Assignee	Address	Number of Warrant Shares
[ ]	[ ] Attn: [ ] Email: [ ]	[ ]

[In accordance with Section 7 of the Warrant, the Assignor requests that the Company execute and deliver a new Warrant in the name of the Assignee representing the number of Warrant Shares set forth above, and a new Warrant representing [ ] Warrant Shares in the name of the Assignor.]

In addition to the making of the representations and warranties set forth in Section 10(b) of the Warrant, the Assignee represents and warrants that the Assignee is acquiring the Warrant and the Warrant Shares for its own account for investment purposes and not with the view to any sale or distribution, and that the Assignee will not offer, sell or otherwise dispose of the Warrant or the Warrant Shares except pursuant to the terms of the Warrant and under circumstances as will not result in a violation of applicable securities laws.

[SIGNATURE PAGE FOLLOWS]

Dated Effective: [_______]

ASSIGNOR:

[ ]

By:
Name:
Title:

ASSIGNEE:

[ ]

By:
Name:
Title:

ACKNOWLEDGED:

CoreWeave, Inc.

By:
Name:
Title: